News Release

Contact:	W. Michael Madden Senior Vice President & CFO (615) 872-4800

KIRKLAND’S REPORTS FOURTH QUARTER SALES
Comparable Store Sales Increase 5.3% for Fourth Quarter and Increase 3.6% for Fiscal 2008

JACKSON, Tenn. (February 5, 2009) — Kirkland’s, Inc. (NASDAQ:KIRK) today announced sales for the 13-week period ended January 31, 2009.

Net sales for the 13-week period ended January 31, 2009, were $133.6 million compared with $138.3 million for the 13-week period ended February 2, 2008. Comparable store sales for the fourth quarter of fiscal 2008 increased 5.3% compared with a 12.6% comparable store sales decrease in the prior-year quarter. Comparable store sales in mall stores increased 8.2% for the fourth quarter, and comparable store sales in off-mall stores increased 4.0%. The Company closed 22 stores during the quarter.

Net sales for the 52-week period ended January 31, 2009, were $391.3 million compared with $396.7 million for the 52-week period ended February 2, 2008. Comparable store sales for fiscal 2008 increased 3.6% compared with a 13.3% decrease in the prior year. Comparable store sales in mall stores increased 6.9%, and comparable store sales in off-mall stores increased 2.1%. The Company opened 3 stores and closed 39 stores during fiscal 2008, ending the year with 299 stores.

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States.  Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 299 stores in 34 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the impact of the current global economic slowdown on the retail industry in general and on purchases of home décor in particular, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on May 1, 2008. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.